Exhibit 99

RPC, Inc. Announces Stock Split and Increase in Regular Quarterly Cash Dividend

ATLANTA, January 25, 2012 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors has approved a three-for-two split of the Company's outstanding common shares.  The split will be effected by issuing one additional share of common stock for every two shares of common stock held.  The additional share of common stock will be distributed on March 9, 2012 to holders of record at the close of business on February 10, 2012.  No fractional shares will be issued.  Fractional share amounts resulting from the split will be paid to stockholders in cash.

RPC also announced that its Board of Directors declared a 20.0 percent increase in the regular quarterly cash dividend from $0.10 per share to $0.12 per share payable March 9, 2012 to common stockholders of record at the close of business on February 10, 2012.  The dividend will be paid on pre-split shares.

“Our Board approved a three-for-two split at its regular quarterly meeting, the sixth in our history,” stated Hubbell.   “Also, our Board voted to increase our dividend by 20 percent, from $0.10 to $0.12 per share.  This dividend will be paid on pre-split shares.  These decisions are responses to a record 2011, a strong balance sheet, and our long-term confidence in our business,” concluded Hubbell.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net